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                                                               EXHIBIT 99.1
                                                           FOR IMMEDIATE RELEASE


Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

                   REGENCY BANCORP CAPITAL ACQUISITION COMPLETED

     FRESNO, JAN. 7 -- Fresno (CA) - based Regency Bancorp (NASDAQ: REFN) announced today that it has successfully completed its efforts to raise additional capital through a private placement of its common stock. Initially announced in July of last year, the private placement provided a net infusion of $5.9 million to the bank holding company just before year end 1997.

     According to Regency Bancorp Chairman, Steve Hertel, the private placement resulted in the issuance of 750,000 shares of its common stock at a price of $8.25 per share, approximately 120% of book value. Warrants to purchase 176,211 shares of common stock, exercisable for a period of five years at prices ranging from $9.90 to $10.00 per share, were also issued. As a result, Regency Bancorp's common shares outstanding increased from 1.87 million to 2.62 million shares.

     "The fourth quarter of 1997, was very exciting," said Hertel who is also president and chief executive officer of the holding company and bank. "We are extremely pleased to have been able to attract prominent investment firms such as Castle Creek Capital, Franklin Mutual Advisors, and Wellington Management Company.

     "Castle Creek Capital, a well known California-based investment company, is unique in its style of investing," said Hertel. "They are the first fund in the United States to become a regis-

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tered bank holding company and Castle Creek currently has investments in seven other community banks throughout the U.S.

     "Both Franklin Mutual Advisors and Wellington Management Company," Hertel continued, "are prominent mutual funds with extensive experience in investing in financial institutions. Each of these new investment companies brings an outstanding record of performance, experience, and investments in community banks in our state and across the country."

     In the announcement, Hertel also disclosed that, "Effective January 1, 1998, the company has appointed two new members to its board, bringing it to ten directors. Both are experienced business leaders who participated in the private offering.

     "William J. Alessini of Madera has been a vital advisor to us in establishing our presence there," Hertel stated. "He has an envious record as a business owner and community leader in Madera. We're extremely fortunate to have Bill on our board.

     "Our second new director is William J. Ruh, an executive vice president and principal of Castle Creek Capital, LLC," Hertel said. "We've worked closely together over the last six months and his extensive background in banking, investments, and financial services will be a valuable addition to our board."

     "With the capital acquisition completed," Hertel said, "we're able to concentrate on our continued expansion in the local market and the offering of new products and services. We're now in the process of rolling out new computer banking and touch tone telephone banking service that will bring added convenience to our customers' offices and homes. Planning is also well underway to establish a presence in the Madera Ranchos area with an ATM there."


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     Regency Bancorp is a California bank holding corporation that was chartered in March of 1995. It has two subsidiaries, Regency Bank and Regency Investment Advisors, Inc. (RIA). The bank is a state chartered, FDIC-regulated community bank that was founded in December of 1980. Late in the fourth quarter, it reached $200 million in total assets with deposits and loans at record levels. RIA, which was established in August of 1993, is an SEC-registered money management and financial consulting firm that ended the year with $86.5 million in assets under management.

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JANUARY 7, 1998


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